Exhibit 10.4

SEVERANCE AND GENERAL RELEASE AGREEMENT

This Severance and General Release Agreement (“ Agreement ”) is made and entered into effective as of February 1, 2008 (the “ Effective Date ”) by and between the following Parties:  (i) Heeling Sports Limited, a Texas limited partnership (the “ Company ”) and (ii) Michael G. Staffaroni (the “ Employee ”).  The Company and the Employee are collectively referred to herein as the “ Parties .”

WHEREAS, beginning on or about July 24, 2000, the Employee was engaged by the Company as Chief Executive Officer, and then became employed as Chief Executive Officer as of January 16, 2001 and as President in 2006;

WHEREAS, effective as of May 19, 2006, the Employee and the Company entered into an AMENDED AND RESTATED EMPLOYMENT AGREEMENT, INCLUDING AGREEMENT TO ARBITRATE, NONCOMPETITION AGREEMENT, AND NONDISCLOSURE AGREEMENT, a true and correct conformed copy of which is attached as Exhibit A to this Agreement (the “ Employment Agreement ”);

WHEREAS, as of the Effective Date, the Employee’s employment with the Company ended due to Employee’s resignation;

WHEREAS, the Employee, on the one hand, and the Company, on the other hand, desire to compromise and settle fully and finally, by the execution of this Agreement, all claims and causes of action of any kind whatsoever, whether known or unknown, which have arisen prior to or at the time of the execution of this Agreement, for any matter, including, but in no way limited to, any and all claims, controversies and causes of action arising out of or related to the Employee’s employment with and/or departure from the Company, and the terms and amount of severance payable to Employee under the Employment Agreement, and the Parties are desirous of reducing this Agreement to writing;

NOW, THEREFORE, in full compromise, release and settlement, accord and satisfaction, and discharge of all claims and causes of action, known or unknown, possessed by or belonging to the Employee on the one hand, and the Company on the other hand, for and in consideration of the above recitals and the mutual promises, covenants and agreements set forth herein, and the benefits flowing therefrom, and other good and valuable consideration, the adequacy of which the Parties hereby acknowledge for all purposes, including the purpose of enforcing this Agreement, the Parties to this Agreement covenant and agree as follows:

1.                          Mutual General Releases :

a.                          Employee, individually, and on behalf of, as applicable, Employee’s current, former, and successor attorneys, representatives, guardians, heirs, assigns, successors, executors, administrators, insurers, servants, agents, employees, affiliates, and entities does hereby GENERALLY RELEASE, ACQUIT, AND DISCHARGE the Company, and as applicable, its respective current, former, and successor officers, employees, agents, attorneys, assigns, representatives, directors, shareholders, owners, servants, administrators, insurers, parents,

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subsidiaries, affiliates, and related corporations, firms, associations, partnerships, and entities, specifically including the Other Heelys Releasees (as defined below), from any and all Claims and Controversies (as defined below), including without limitation, any and all obligations under the Employment Agreement; provided, however , that nothing in this Agreement will be considered a release of Employee’s claims, if any, for vested employment benefits pursuant to the Employee Retirement Income Security Act of 1974 as amended, worker’s compensation insurance coverage, and/or unemployment insurance coverage, or the Company’s breach of this Agreement.

b.                          The Company does hereby GENERALLY RELEASE, ACQUIT, AND DISCHARGE the Employee, individually, and as applicable, Employee’s current, former, and successor attorneys, representatives, guardians, heirs, assigns, successors, executors, administrators, insurers, servants, agents, employees, affiliates, and entities, from any and all Claims and Controversies; provided, however , that nothing in this Agreement will be considered a release of the Company’s claims, if any, for the Employee’s breach of this Agreement.

c.                          Notwithstanding anything to the contrary herein, the Company or Heelys, Inc.’s obligations to Employee under that certain Indemnification Agreement, effective August 31, 2006 (the “ Indemnification Agreement ”), and this Agreement are not released, are not affected, and expressly survive the release herein in all respects.  Similarly, the Company or Heelys, Inc.’s indemnification obligations to Employee under Heelys, Inc.’s Articles of Incorporation and ByLaws or at law are not released, are not affected, and expressly survive the release herein.  As of the Effective Date of this Agreement, to the Company’s knowledge, Employee has fully complied with the Indemnification Agreement.

2.                          Definitions :

a.                          For the purposes of this Agreement, including without limitation Section 1 of this Agreement, the term “ Other Heelys Releasees ” means all affiliates of the Company and all of their respective officers and directors.

b.                          For the purpose of this Agreement, the term “ Claims and Controversies ” means the following:  all claims, debts, damages, demands, liabilities, benefits, suits in equity, complaints, grievances, obligations, promises, agreements, rights, controversies, costs, losses, remedies, attorneys’ fees and expenses, back pay, front pay, severance pay, percentage recovery, injunctive relief, lost profits, emotional distress, mental anguish, personal injuries, liquidated damages, punitive damages, disability benefits, fraud, interest, expert fees and expenses, reinstatement, other compensation, suits, appeals, actions, and causes of action, of whatever kind or character, including, but not limited to, any dispute, claim, charge, or cause of action arising under the Civil Rights Act of 1964, Title VII, 42 U.S.C. §§ 2000e et seq ., as amended (including the Civil Rights Act of 1991), the Civil Rights Act of 1866, 42 U.S.C. §§ 1981 et seq. , as amended, the Equal Pay Act, 29 U.S.C. §§ 201 et seq ., as amended, the Americans with Disabilities Act of

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1990, 42 U.S.C. §§ 12101 et seq. , as amended, the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq ., as amended, the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq. , as amended, the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201 et seq. , as amended, the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq. , as amended, the Labor Management Relations Act, 29 U.S.C. §§ 141 et seq. , as amended, the Employee Polygraph Protection Act, 29 U.S.C. §§ 2001 et seq ., as amended, RICO, 18 U.S.C. §§ 1961 et seq .., as amended, the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq ., as amended, the Texas discrimination, retaliation, and wrongful discharge laws, including without limitation Tex. Lab. Code §§ 21.001 et seq .., 451.001, and 411.082, as amended, Tex. Civ. Prac. & Rem. Code § 122.001, as amended, Tex. Gov’t. Code §§ 431.005, 431.006, 554.001, and 554.002, as amended, Tex. Elec. Code §§ 253.102, 276.001, and 276.004, as amended, and Tex. Health & Safety Code §§ 81.102 and 165.002, as amended, the Texas pay day laws, including without limitation Tex. Lab. Code §§ 61.001 et seq. and 62.001 et seq ., as amended, and all other constitutional, federal, state, local, and municipal law claims, whether statutory, regulatory, common law or otherwise, arising out of or relating to any and all disputes now existing between Employee and the Company, whether related to or in any way growing out of, resulting from, or to result from the Employee’s employment with the Company and/or termination or resignation from employment with the Company, for or because of any matter or thing done, omitted, or allowed to be done by, the Employee, the Company or the Other Heelys Releasees, for any incidents, including those past and present, which existed at any time prior to and/or contemporaneously with the Effective Date of this Agreement, including all past, present, and future damages, injuries, costs, expenses, fees, effects, and results in any way related to or connected with such incidents.

c.                          Notwithstanding anything to the contrary herein, the Company or Heelys, Inc.’s obligations to Employee under the Indemnification Agreement and this Agreement are not released, are not affected, and expressly survive the release herein in all respects.  Similarly, the Company or Heelys, Inc.’s indemnification obligations to Employee under Heelys, Inc.’s Articles of Incorporation and ByLaws or at law are not released, are not affected, and expressly survive the release herein.  As of the Effective Date of this Agreement, to the Company’s knowledge, Employee has fully complied with the Indemnification Agreement.

3.                           Severance Compensation Terms :  Subject to the terms of Sections 7 and 15 herein , the Parties agree to the following terms of severance compensation (“ Severance Compensation ”):

a.                          The Company shall pay Employee or his Estate fourteen (14) months severance amounting to the total sum of FOUR HUNDRED AND SIXTY-SIX THOUSAND, SIX HUNDRED AND SIXTY-SIX AND 67/100 DOLLARS ($466,666.67), minus tax-related deductions (the “ Severance Proceeds ”), in full compromise and settlement.  The Severance Proceeds will be paid out (i) over a five month period, in ten (10) semi-monthly installments of SIXTEEN

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THOUSAND, SIX HUNDRED AND SIXTY-SIX AND 67/100 DOLLARS ($16,666.67), in accordance with the normal payroll practices and policies of the Company, beginning six (6) months after the Effective Date, followed by (ii) one lump sum payment of THREE HUNDRED THOUSAND AND 00/100 DOLLARS ($300,000.00), in the month following the completion of the installment payments, in all cases minus tax-related deductions.  The Severance Proceeds are in addition to any compensation previously accrued or paid to Employee.

b.                          If Employee elects continuation coverage (with respect to Employee’s coverage and/or any eligible dependent coverage) under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“ COBRA Continuation Coverage ”) with respect to the Company’s group health insurance plan, Employee will be responsible for payment of the monthly cost of COBRA Continuation Coverage, provided, however , the Company will reimburse Employee for the monthly cost of all COBRA Continuation Coverage net of all co-pay amounts (if any) Employee would have paid had Employee’s employment continued pursuant to Exhibit A.  Such COBRA Continuation Coverage payments by the Company will apply to the fourteen (14) month period following the Effective Date; provided, however , that nothing herein will affect Employee’s rights to COBRA Continuation Coverage, at Employee’s expense, following the Effective Date.

c.                          The Company will reimburse Employee for the cost of the $500,000 life insurance policy from First Colony Life Insurance Company.  Such reimbursement by the Company will apply to the fourteen (14) month period following the Effective Date; provided, however , that nothing herein will affect Employee’s rights to obtain life insurance at Employee’s expense, following the Effective Date.  The Company will reimburse Employee for the monthly cost of such life insurance policy on the first regular payroll date of the Company each month.  Notwithstanding the preceding sentence, or any provision in this Agreement to the contrary, no reimbursement for the cost of the life insurance policy will be paid within six (6) months following the Effective Date, in order for this Agreement to satisfy the requirements with respect to a “specified employee” as provided under Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (“ Section 409A ”).  A single sum cash payment will be made on the date that is six (6) months and one (1) day from the Effective Date.  Such single sum cash payment will include the cumulative amounts that would have otherwise been paid to Employee during the six (6) month delay period, without interest.  Thereafter, monthly reimbursement payments will resume as described above.

4.                          Expenses and Accrued Leave :

a.                          Subject to Employee’s compliance with all applicable expense policies and procedures, the Company will reimburse Employee for all reasonable accrued but unpaid travel, lodging, long distance telephone and other business costs and expenses reasonably incurred by Employee while rendering Services pursuant to

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Exhibit A, through and including the Effective Date.  Notwithstanding the preceding sentence, or any provision in the applicable expense reimbursement policy or procedure to the contrary, if an expense reimbursement would constitute taxable income to Employee:  (i) the amount of expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year; (ii) the reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement for expenses shall not be subject to liquidation or exchange for another benefit.

b.                          The Company will pay Employee an amount equal to all accrued and unused vacation and personal day pay through and including the Effective Date, calculated in accordance with the Company’s vacation and personal day policies, practices, and procedures.  Such payment will be made in a single sum payment within sixty (60) days of the Effective Date.

5.                           No Admission of Liability :  The Parties stipulate that by discussing and/or entering into this Agreement, the Parties do not admit, and they specifically deny, any violation of any constitutional, federal, state, local, or municipal law, whether, statutory, regulatory, common law, or otherwise.  Neither the proposal of this Agreement nor the Parties’ execution of it shall in any way be construed as an admission of liability in any legal, arbitral, or administrative proceeding.  This Agreement has been entered into in release and compromise of the Claims and Controversies and other matters as stated herein and to avoid the expense and burden of dispute resolution.

6.                          Statement of Understanding :  By executing this Agreement, Employee acknowledges that (a) Employee has been given at least twenty-one (21) days to consider the terms of this Agreement, and has either considered it for that period of time or knowingly and voluntarily waived the right to do so; (b) Employee has been advised by virtue of this part of the Agreement to consult with an attorney regarding the terms of this Agreement; (c) Employee has consulted with, or had sufficient opportunity to consult with, an attorney of  Employee’s own choosing regarding the terms of this Agreement; (d) Employee has read this Agreement and fully understands the terms of this Agreement and their import; (e) except as provided by this Agreement, Employee has no contractual right or claim to the payments and benefits described herein; (f) the consideration provided for herein is good and valuable; and (g) Employee is entering into this Agreement voluntarily, of Employee’s own free will, and without any coercion, undue influence, threat, or intimidation of any kind.

7.                          Revocation :  Within the seven (7) consecutive calendar days following Employee’s execution of this Agreement (the “ Revocation Period ”), Employee may revoke this Agreement by written notice sent by BOTH fax and first class mail to the Company in care of its attorney, Kenneth C. Broodo, Gardere Wynne Sewell LLP, 1601 Elm Street, Suite 3000, Dallas, Texas  75201-4761, fax number (214) 999-3626.  If

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Employee revokes this Agreement, the Employee shall have no right or entitlement to receive (as applicable) any of the Severance Compensation described in Section 3 of this Agreement.   Employee understands that if the Company does not receive notice of revocation prior to the expiration of the Revocation Period, Employee shall have forever waived the right to revoke this Agreement, and this Agreement and all of its terms shall have full force and effect.

8.                          Return of Property :  The Employee shall return to the Company all of its property and that of the Other Heelys Releasees within Employee’s possession, custody, or control, including without limitation, all originals and copies of all materials and documents, all equipment, and all hardcopy and/or computer-based documents, books, records, videos, disks, data files, audio and video recordings, and other things pertaining to the Company or containing its information, whether obtained directly or indirectly from the Company and with or without its knowledge or consent (collectively, “ the Company Information ”).  The Employee warrants and represents that he will not directly or indirectly duplicate, replicate, or otherwise retain any copies of any Company Information in any form or fashion.  Within three (3) business days of executing this Agreement, the Employee will return the Company Information by hand delivery to Heelys, c/o Kenneth C. Broodo, Gardere Wynne Sewell LLP, 1601 Elm Street, Suite 3000, Dallas, Texas  75201-4761.  Notwithstanding the foregoing provisions in this paragraph 8, Employee’s attorney(s) may retain information and documents provided to them by Employee in connection with seeking legal advice relating to this Agreement and his employment with the Company.

9.                          Protection of Confidential Information :

a.                          Employee acknowledges that he has had access to and has become familiar with various trade secrets and proprietary and confidential information of the Company, including, but not limited to, the identity, responsibility, and/or income of employees, costs of doing business, financial information, formulas, processes, and suppliers, compilations of information, records, customer information, methods of doing business, information about past, present, pending, and/or planned transactions, and other confidential information (collectively referred to as “ Confidential Information ”), which are owned by the Company and regularly used in the operation of its business, and as to which the Company takes precautions to prevent dissemination to persons other than certain directors, officers, and employees.  Employee acknowledges that the Confidential Information (i) is secret and not known in the industry; (ii) gives the Company an advantage over competitors who do not know or use the Confidential Information; (iii) is of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Confidential Information; and (iv) constitutes a valuable, special, and unique asset of the Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company.

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b.                          Employee shall not in any way use or disclose any Confidential Information, directly or indirectly, at any time in the future, and shall otherwise protect such information from unauthorized use or disclosure by others.  All files, records, documents, information, data, and similar items relating to the business of the Company, whether prepared by Employee or otherwise coming into his possession, will remain the exclusive property of Company, and in any event must be promptly delivered to the Company upon execution of this Agreement.  Confidential Information does not include material, data, documents, and/or information that the Company has voluntarily placed in the public domain; that has been lawfully and independently developed and publicly disclosed by third parties; that constitutes the general knowledge and skills gained by Employee during the time period of his employment with the Company; or that otherwise enters the public domain through lawful means.

10.                        Survival of Employment Terms; Restrictive Covenants :

a.                          The contractual terms stated in Exhibit A that apply post-employment, including without limitation such terms stated in paragraphs 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, and 21 of Exhibit A (including subparts), shall survive the execution of this Agreement and continue in full force and effect, subject to the modifications stated in this Agreement.  The Employment Period as referenced in paragraphs 8 and 9 of Exhibit A is deemed to end on the date of this Agreement.

b.                          The Noncompetition Term defined in paragraph 11 of Exhibit A (“ Noncompetition Term ”) is hereby modified from one (1) year to six (6) months with regard to competitive business activities other than that based on wheeled footwear products that compete with products of the Company; provided, however , that the Noncompetition Term shall continue to apply for the full year stated in Exhibit A, with regard to competitive business activities based on any and all wheeled footwear products that compete with products of the Company and for purposes of paragraph 12 of Exhibit A; provided further , that the terms of paragraphs 11 and 12 of Exhibit A shall otherwise survive the execution of this Agreement and continue in full force and effect.  The post-employment portion of the Noncompetition Term, as partially modified by this Agreement, shall commence upon the Effective Date of this Agreement.

c.                          The Company acknowledges the Employee’s disclosure of business discussions with a third party (the “ Third Party ”) over a possible licensing agreement for the use of a brand name in conjunction with a line of Company footwear, as disclosed through Employee’s weekly report to the Board of the Company in January 2008, with terms to be negotiated (“ Licensing Discussions ”).  The Employee shall not engage in any similar Licensing Discussions of any kind with the Third Party, during the twelve (12) month period following the Effective Date; provided that , the restrictive covenants referenced in Exhibit A and in this Agreement shall continue to apply at all times within the Noncompetition Term, as partially modified by this Agreement.

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11.                        Mutual Non-Disparagement :  Employee, on his own behalf, and the Company, solely on behalf of its employees at the vice president level and above who have actual authority to speak or act on the subject described herein, shall not make any statements, comments, or communications in any form, oral, written, or electronic, which would constitute libel, slander, or disparagement of one another; provided, however , that the terms of this Section shall not apply to communications between the Parties and as applicable, their attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute, or rule of procedure.  Where applicable, this mutual non-disparagement agreement applies to any public or private statements, comments, or communications in any form, oral, written, or electronic.  The Parties shall not in any way solicit any such statements, comments or communications from others.  Subject to the terms of this provision, the Company may issue a press release regarding Employee’s resignation from the Company.  Prior to issuance of the referenced press release Employee shall be permitted to review the release and to provide comments to it.  The Parties shall mutually agree on the language concerning Employee’s resignation and related matters.

12.                        Payment Termination; Liquidated Damages :  In the event that Employee commits a material breach of the terms of the foregoing Sections 9 and/or 10 of this Agreement (including the restrictive covenants stated in Exhibit A), the Company may forever terminate payment of all remaining Severance Compensation payments, and the Employee shall become immediately liable to the Company for liquidated damages in the amount of ninety percent (90%) of all Severance Compensation paid to Employee by the Company.  The Parties stipulate that such liquidated damages are reasonable considering that this Agreement has intrinsic value for the Company because of its complete confidentiality and other protections, and further considering that in the event of such a breach, the Company’s actual damages will be difficult and impractical to ascertain, so that the stated liquidated damages will be just and proper compensation for any damages caused by any breach for which this Section applies; provided, however , that the Company may make an election of remedies for actual damages, to the extent that it can prove recoverable actual damages in excess of the liquidated damages stated in this Section of the Agreement.  Notwithstanding any requirement that the Employee pay damages as provided in this Section, the remaining provisions of this Agreement will remain in full force and effect.

13.                        Resignation; Securities Filings :  As of the Effective Date, the Employee resigns from his employment with the Company and all Company affiliates and subsidiaries, as applicable, and from any and all positions as an officer or director, or both, of the Company and all Company affiliates and subsidiaries.  This Agreement will be disclosed in an 8-K filing and/or other required securities filings with the Securities and Exchange Commission, as applicable.

14.                        Waiver of Re-employment :  The Employee waives and releases forever any right or rights he might have to employment, reemployment, or reinstatement with the Company or the Other Heelys Releasees, for now and any time in the future, and

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agrees not to seek or make application for employment with either the Company or the Other Heelys Releasees.

15.                        Section 409A Compliance :  This Agreement shall be construed and interpreted to the maximum extent possible in a manner to avoid any adverse tax consequences to Employee under Section 409A.  If the Company or Employee reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company and Employee shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to:  (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or to preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A.

16.                        Entire Agreement :  This Agreement constitutes the entire Agreement of the Parties with regard to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations and agreements, oral or written, with regard to the same subject matter, except for the contractual terms stated in Exhibit A that apply post-employment, including without limitation such terms stated in paragraphs 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, and 21 of Exhibit A (including subparts), subject to the modifications stated in this Agreement.   All prior and contemporaneous negotiations and agreements regarding the subject matter of this Agreement are deemed incorporated and merged into this Agreement and are deemed to have been abandoned if not so incorporated, subject to the exceptions stated in this Section.  In the event of an irreconcilable conflict between the surviving provisions of Exhibit A and the provisions of this Agreement, this Agreement shall govern.  No representations, oral or written, are being relied upon by either Party in executing this Agreement other than the express representations set forth in this Agreement.  The Parties have each entered into this Agreement based on their own independent judgment.  This Agreement cannot be changed or terminated without the express written consent of the Parties.

17.                        Other Documentation :  The Parties agree to promptly execute, acknowledge and deliver all further documents and instruments that may be necessary or convenient to consummate this Agreement; and to execute, acknowledge, attest and deliver all additional documents, instruments, consents and approvals necessary or advisable to more fully evidence and perfect each Party’s rights and obligations described in this Agreement.

18.                        Non-Waiver :  One or more waivers of a breach of any covenant, term, or provision of this Agreement by any Party shall not be construed as a waiver of a subsequent breach of the same covenant, term or provision; nor shall it be considered a waiver of any other then existing, preceding, or subsequent breach of a different covenant, term, or provision.

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19.                        Authority :  The Employee hereby acknowledges and expressly warrants and represents for himself, and for his predecessors, successors, assigns, heirs, executors, administrators, and legal representatives, as applicable, that he (a) is legally competent and authorized to execute this Agreement; (b) has not assigned, pledged, or otherwise in any manner, sold or transferred, either by instrument in writing or otherwise, any right, title, interest, or claim that he may have by reason of any matter described in this Agreement; (c) has the full right and authority to enter into this Agreement and to consummate the covenants contemplated herein; and (d) will execute and deliver such further documents and undertake such further actions as may reasonably be required to effect any of the agreements and covenants in this Agreement.  The Company hereby represents that this Agreement has been duly authorized by the Company and that the person executing this Agreement on behalf of the Company is authorized to execute this Agreement..

20.                        Severability :  If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision as may be possible and that is legal, valid, and enforceable.

21.                        Attorneys’ Fees in the Event of Breach :  The Parties agree that should a Party to this Agreement make a claim against another Party to this Agreement for a breach of any provision of this Agreement, the prevailing Party shall be entitled to recover its attorneys’ fees, expenses, and costs.  The Parties hereby agree that each Party shall have the right to seek specific performance of this Agreement, and declaratory and injunctive relief.

22.                        Governing Law; Exclusive Venue :  All questions concerning the construction, validity and interpretation of this Agreement and its exhibits will be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Texas, unless preempted by federal law or otherwise stated in this Agreement.  The Parties consent, stipulate and agree that the exclusive venue of any lawsuit, arbitration, or other proceeding referenced in, arising from, or related to this Agreement shall be Dallas, Texas.

23.                        No Assignment :  The Employee shall not assign any of his rights under this Agreement, or delegate the performance of any of his duties hereunder, without the prior written consent of the Company.

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24.                        Successors and Assigns : All of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, if any, successors, and permitted assigns.  The merger or consolidation of the Company into or with any other entity shall not terminate this Agreement.

25.                        Construction :  The Parties were each fully represented by counsel in negotiating this Agreement.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any Party.  As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

26.                        Counterparts :  It is understood and agreed that this Agreement may be executed in multiple originals and/or counterparts, each of which shall be deemed an original for all purposes, but all such counterparts together shall constitute one and the same instrument.

27.                        Headings :  The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

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IN WITNESS WHEREOF, THE PARTIES, INTENDING TO BE LEGALLY BOUND BY THIS AGREEMENT, HAVE DULY EXECUTED THIS AGREEMENT, AS OF THE DATES INDICATED BELOW:

COMPANY:	HEELING SPORTS LIMITED, A TEXAS LIMITED PARTNERSHIP

Address:	By:	Heeling Management Corp.,
Its sole general partner
3200 Belmeade Drive
Suite 100	By:	/s/ Gary L. Martin
Carrollton TX 75006	Name:	Gary L. Martin
	Title:	Chairman

	Date:	February 1, 2008

EMPLOYEE:	MICHAEL G. STAFFARONI
Address:
/s/ MICHAEL G. STAFFARONI
2817 Milton
Dallas TX 75205	Date: February 1, 2008

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EXHIBIT A

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT, INCLUDING AGREEMENT TO

ARBITRATE, NONCOMPETITION AGREEMENT AND

NONDISCLOSURE AGREEMENT

This Agreement is made and entered into on September 18, 2006 (effective as of May 19, 2006), by and between Michael G. Staffaroni (“Employee”) and Heeling Sports Limited, a Texas limited partnership (the “Company”).

R E C I T A L S

A.             Employee is currently serving as Chief Executive Officer and President of the Company pursuant to an Employment Agreement dated as of November 14, 2005 (the “Prior Agreement”).

B.             Employee and the Company want to amend and restate the Prior Agreement in its entirety.

C.             In the course of Employee’s employment with the Company, Employee has and will continue to gain access to Confidential Information, as hereinafter defined, relating to the business of the Company.

D.             Company and Employee desire a speedy, economical and impartial dispute resolution procedure.

E.              Employee’s performance of services to the Company may result in Discoveries, as hereinafter defined.

F.              The parties hereto desire to enter into this Agreement in order to amend and restate the Prior Agreement and to set forth the respective rights, limitations and obligations of both the Company and Employee with respect to Employee’s employment with the Company, the Confidential Information, the Discoveries, arbitration and the other matters set forth herein.

NOW, THEREFORE, in consideration of the employment of Employee by the Company, the compensation paid to Employee, and the Company continuing to provide Confidential Information to Employee, as well as the other mutual promises hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              EMPLOYMENT.    The Company agrees to continue to employ Employee and Employee hereby accepts such continued employment from the Company upon the terms and conditions set forth in this Agreement for the period which begins on the date hereof and continuing through December 31, 2008 (“Employment Period”) which shall be automatically renewable in one year increments at the end of such period and each anniversary date thereafter, unless terminated by either party in writing at least 90 days prior to the end of such term or terminated earlier in accordance with Section 5 hereof.

2.              SERVICES.    During the Employment Period, Employee will render the services to the Company as Chief Executive Officer and President, and/or such other position as agreed to by the Board of Directors and Employee. Employee covenants that he will devote his best efforts, knowledge, skill and entire productive time and attention (except for vacation or other leave periods) to the business of the Company and will faithfully and diligently carry out such duties and have such responsibilities as are customary for persons employed in a substantially similar capacity for similar companies. Employee shall also use his best efforts to initiate, preserve and maintain the favorable relationships of the Company with its customers, suppliers and stockholders. During the Employment Period, Employee shall not render services of a business, professional or commercial nature to any other entity or person without the written consent of the board of directors (the “Board of Directors”) of Heelys, Inc., successor by merger to Heeling, Inc. and the owner of all of the equity interests of the Company (the “Parent”), which consent may be withheld in the Board of Director’s sole discretion. Employee will report to the Board of Directors and shall faithfully and diligently comply with all reasonable and lawful directives.

3.              ADHERENCE TO COMPANY RULES.    Employee, at all times during the performance of this Agreement, shall adhere to and obey all of the Company’s rules, regulations and policies which are now in effect, or as subsequently adopted or modified by the Company which govern the operation of the Company’s business and the conduct of employees of the Company.

4.              COMPENSATION.

a.              Salary and Bonus.   During the Employment Period, the Company will pay Employee the compensation set forth in Exhibit 1 hereto. Employee’s compensation shall be reviewed annually by the compensation committee of the Board of Directors, but may not be reduced below the amount set forth in Exhibit 1 hereto. Employee’s compensation will be payable in accordance with the Company’s customary payroll practices.

b.              Benefits.   During the Employment Period, Employee shall be entitled to the Benefits as set forth on Exhibit 1 hereto. Notwithstanding anything in this Section 4(b) to the contrary, all Benefit obligations are subject to guidance issued by the U.S. Department of Treasury under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent required, the Company may modify the Benefits provided under this Section 4(b) to comply with such guidance; provided, however, that the aggregate value of Benefits provided to Employee after such modification shall not be less than the aggregate value of the Benefits provided to him prior to the modification.

5.              TERMINATION. Employee’s employment with the Company will continue throughout the Employment Period unless earlier terminated pursuant to any of the following provisions:

a.              Termination by the Company for Cause. The Company shall have the right to immediately terminate Employee’s employment at any time for any of the following reasons (each of which is referred to herein as “Cause”) by giving Employee written notice of termination (the effective date of which may be the date of such notice):

(i)             willful breach by Employee of any provision of this Agreement and failure to cure such breach (to the extent practicable) within 15 days after the date he is given written notice thereof by the Company;

(ii)            any willful act by Employee of fraud or dishonesty, including but not limited to stealing or falsification of Company records, with respect to any aspect of the Company’s business;

(iii)           knowing violation of state, federal or international laws applicable to the Company;

(iv)           drug or alcohol use of Employee in violation of Company policy or that materially impedes Employee’s job performance or brings Employee or Employer into disrepute in the community;

(v)            substantial failure by Employee to perform any specific directive of the Board of Directors after 30 days notice of such failure and explanation of such failure of performance;

(vi)           willful (x) misappropriation of funds or of any corporate opportunity or (y) acts disloyal to the Company;

(vii)          conviction of Employee of a felony, or of a crime that the Company, in its sole discretion, determines involves a subject matter which may reflect negatively on the Company’s reputation or business (or a plea of nolo contendere thereto);

(viii)         acts by Employee attempting to secure or securing any personal profit not fully disclosed to and approved by the Board of Directors of the Company in connection with any transaction entered into on behalf of the Company;

(ix)            gross, willful or wanton negligence, or conduct which constitutes a breach of any fiduciary duty owed to the Company by Employee;

(x)             conduct on the part of Employee, even if not in connection with the performance of his duties contemplated under this Agreement, that could result in serious prejudice to the interests of the Company, and Employee fails to cease such conduct immediately within 30 days of receipt of notice to cease such conduct;

(xi)            voluntary termination initiated by Employee; or

(xii)           acceptance of employment with any other employer.

If the Company terminates Employee’s employment for any of the reasons set forth above, the Company shall have no further obligations hereunder from and after the effective date of termination except for the payment of Employee’s salary and accrued vacation time earned through the date of termination promptly after such termination and the Company shall have all other rights and remedies available under this or any other agreement and at law or in equity.

b.              Termination Upon Death or Disability. If Employee shall die or become disabled during the Employment Period, Employee’s employment hereunder shall terminate (such termination being treated for purposes of this Agreement as if Employee had not been terminated for “Cause” pursuant to subsection (a) above) and the Company shall pay to Employee or his estate, as applicable, (i) any compensation (including accrued vacation time and a pro-rated bonus under the Company’s Bonus Plan through the date of death or disability) due that would otherwise have been payable through the date of death or disability promptly after the death or disability (but the pro-rated bonus will be paid when otherwise payable had he continued as an employee of the Company) and (ii) an amount equal to two times the Employee’s annual base salary which amount shall be payable in cash in 24 equal monthly payments commencing with the month following the month of his death or disability and shall be paid when otherwise payable had he continued as an Employee. For purposes of this Agreement, Employee shall become “disabled” if (A) he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) he is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.

c.              Termination Without Cause. The Company shall have the right to terminate Employee’s employment Without Cause at any time. Upon termination, the Company shall pay to Employee (i) any compensation (including accrued vacation time and a pro-rated bonus under the Company’s Bonus Plan through the date of termination Without Cause) due that would otherwise have been payable through the date of termination Without Cause promptly after the date of termination Without Cause (but the pro-rated bonus will be paid when otherwise payable had he continued as an employee of the Company) and (ii) two year’s base salary plus, if Employee has completed more than five years of service, including service as a member of the Board of Directors, an additional amount equal to his monthly base salary for each year of completed service in excess of five years which shall be paid in 24 equal monthly payments commencing with the month following the month in which his employment is terminated Without Cause and shall be paid when otherwise payable had he continued as an Employee and the Company shall have no further obligations to Employee under this Agreement. If Employee is a Specified Employee on the date his employment is terminated Without Cause, the monthly payments under Section 5(c)(ii) shall not commence until the first month next following the six-month anniversary of the date his employment so terminated. For purposes of this Agreement, an Employee shall be considered a “Specified Employee” as provided in Code §409A and the Treasury regulations promulgated thereunder. If Employee dies after his employment is terminated Without Cause and before his receipt of all salary continuation payments due Employee under this Section 5(c), the balance shall be paid to his estate in the same manner and at the same time as specified in this Section 5(c). During the required period of continuation coverage within the meaning of Code §4980B(f)(2)(B)(i)(I), Employee shall be reimbursed by the Company within five days of each payment by Employee of the monthly premium payable to continue coverage of Employee and his dependents under the Company’s group health plan or plans following the date his employment is terminated Without Cause in an amount equal to the amount of that monthly premium payable by Employee for such continuation coverage. Termination “Without Cause” means the termination of Employee’s employment either (i) by the Company for a reason other than for Cause or (ii) by the Company or Employee resulting from a “Change of Control.” For purposes of this Agreement, a “Change of Control” means the occurrence of any of the following events: (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent representing (1) 50% or more of the combined voting power of the Parent’s then outstanding securities prior to a “Qualified Public Offering” (which, for purposes of this Agreement, means the first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of the Parent’s common stock for the account of the Parent in which the aggregate net proceeds to the Parent equals or exceeds $20 million) or (2) 25% or more of the combined voting power of the Parent’s then outstanding securities after a Qualified Public Offering; (B) any change or changes in the composition of the Parent’s Board of Directors within a two-year period as a result of which less than a majority of the directors are (1) persons who were directors at the beginning of that two-year period or (2) persons who were elected or nominated for election as directors with the affirmative vote or consent of at least a majority of the incumbent directors at the time of that election or nomination, but not including any person whose election or nomination was or is in connection with an actual or threatened proxy contest regarding the election of the Parent’s directors; (C) the Parent is merged or consolidated with another corporation or other entity (other than one or more Permitted Holders or any entity controlled by one or more Permitted Holders) and, as a result of the merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation or other entity, as the case may be, are “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, immediately after the merger or consolidation by persons who or which beneficially owned the outstanding voting securities of the Parent immediately before the merger or consolidation; or (D) the Parent transfers, sells or otherwise disposes of all or substantially all of its assets to another corporation or other entity which is not an affiliate of the Parent. “Permitted Holders” means Capital Southwest Venture Corporation and its affiliates and Roger R. Adams and his affiliates. For purposes of this Agreement, any termination of Employee’s employment by the Company which occurs within 12 months following such Change of Control shall be conclusively presumed to have resulted from such Change of Control unless the Company demonstrates to an arbitrator, or Employee agrees, that the termination was with Cause. Should the Company fail to comply in a material respect with this Agreement, and such failure is not cured (if practicable) within 30 days after the Company is given written notice of such noncompliance, Employee may resign and receive the benefits of this Section 5(c). If, whether before or after a Change of Control, without Employee’s consent the Company reduces the Employee’s base salary or “Target” amount for purposes of the Company’s Bonus Plan, materially changes his title, reduces the scope of the assigned work responsibilities, or relocates its offices in excess of 50 miles from the address set forth herein, Employee shall be deemed to have been constructively terminated Without Cause.

d.              Limitation on Payments. If any severance payment or other benefits received or to be received by Employee under Section 5(c) of this Agreement or any other of the Total Severance Benefits constitute

“parachute payments” within the meaning of Code §280G and would be subject to the excise tax imposed by Code §4999 (the “Excise Tax”), then Employee’s payments and benefits under Section 5(c) of this Agreement shall be either

(i)             paid in full, or

(ii)            paid as to such lesser extent which would result in no portion of such payments or benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income and payroll taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of Total Severance Benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax under Section 4999 of the Code. For purposes of this Agreement, “Total Severance Benefits” means the severance payments and benefits under Section 5(c) of this Agreement and all other payments and benefits received or to be received by Employee under this Agreement and all payments and benefits (if any) to which Employee may be entitled under any plan, agreement or otherwise upon or as the result of a Change of Control or the termination of his employment with the Company, or both. This Section 5(d) is not intended to prevent and shall not result in the prevention of the acceleration and full vesting of any outstanding stock option held by Employee. Any determination required under this Section 5(d) shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5(d), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code §§280G and 4999. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5(d). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5(d).

6.              NONDISCLOSURE. Employee acknowledges that during the course of his employment by the Company, the Company and its affiliates have provided and will provide, and the Employee has acquired and will acquire, technical knowledge with respect to the Company’s and its affiliates’ business operations, including, by way of illustration, the Company’s and its affiliates’ existing and contemplated product line, trade secrets, compilations, business and financial methods or practices, plans, pricing, marketing, merchandising and selling techniques and information, customer lists, supplier lists and confidential information relating to the Company’s and its affiliates’ policies and/or business strategy (all of such information herein referenced to as the “Confidential Information”). The protection of the Confidential Information against unauthorized disclosure or use is of critical importance to the Company. Employee agrees that Employee will not, during the Employment Period, divulge to any person, directly or indirectly, except to the Company or its officers and agents or as reasonably required in connection with Employee’s duties on behalf of the Company, or use, except on behalf of the Company, any Confidential Information acquired by the Employee during the Employment Period. Employee agrees that Employee will not, for a period of three years after the Employment Period has ended, use or divulge to any person directly or indirectly any Confidential Information, or use any Confidential Information in subsequent employment.

7.              RETURN OF DOCUMENTS.    Employee’s relationship with the Company is terminated (for whatever reason), Employee shall not take with Employee, but will leave with the Company, all work product, records, files, memoranda, reports, price lists, customer lists, supplier lists, documents and other information, in whatever form (including on computer disc), and any copies thereof, relating to the Confidential Information or if such items are not on the premises of the Company, Employee agrees to return such items immediately upon Employee’s termination). Employee acknowledges that all such items are and remain the property of the Company.

8.              DISCOVERIES.    Employee will promptly and freely disclose to the Company, in writing, any and all ideas, conceptions, inventions, improvements and discoveries (collectively, “Discoveries”), whether patentable or not, that are conceived or made by Employee, solely or jointly with another, during the Employment Period, and that relate to the business or activities of, or the products sold by, the Company. Employee hereby assigns to the Company all of Employee’s interest in any such Discoveries. Upon the request of the Company, whether during or after the Employment Period, Employee will execute any and all applications, assignments and other instruments that the Company shall, in its sole discretion, deem necessary to apply for and obtain protection, including, without limitation, patent protection, for the Discoveries in all countries of the world. The obligations of the parties under this Section 8 shall survive the termination of this Agreement.

9.              COPYRIGHT.    If, during the Employment Period, Employee creates any original work of authorship fixed in any tangible medium of expression, which is the subject matter of copyright, including, without limitation, video tapes, written presentations, computer programs, drawings, models, manuals, brochures and the like, that relate to the Company’s business, products sold or services, whether such work is created solely by Employee or jointly with others, the Company shall be deemed to be the author of such work if the work is prepared by Employee within the scope of Employee’s employment; or if the work is not prepared by Employee within the scope of Employee’s employment, but is specially ordered by the Company, including, without limitation, as a contribution to a collective work, or as a part of an audio-visual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, or is created using any resources or property of the Company, the work shall be considered a work made for hire, and the Company shall be the author of the work. If such work is neither prepared by Employee within the scope of employment, nor as a work made for hire, Employee hereby assigns to the Company all of Employee’s world-wide right, title and interest in and to such work and all rights of copyright therein. Employee agrees to, upon the request of the Company, whether during or after the period of Employee’s employment by the Company, assist the Company in the protection of the Company’s world-wide right, title and interest in and to the work and all rights of copyright therein, including, without limitation, the execution of all formal assignment documents requested by the Company, and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries. The obligations of the parties under this Section 9 shall survive the termination of this Agreement.

10.           NO EXCLUSIONS.    Employee hereby represents that Employee has not heretofore made any Discoveries or prepared any work which is the subject of copyrights that Employee wishes to exclude from the provisions of Sections 8 and 9 above.

11.           NONCOMPETITION.    The business of the Company is relatively unique and Employee acknowledges that he is being provided and will continue to be provided by the Company with significant information, trade secrets and opportunities, which are confidential and proprietary in nature. Employee further acknowledges that such information and opportunities would have significant value to any current or prospective competitor of the Company. In recognition of the Company’s agreement to provide to Employee such information and opportunities, of the need to fully protect such information and opportunities from unauthorized disclosure or use, and in consideration of the numerous mutual promises contained in this Agreement between the Company and the Employee, including, without limitation, those involving Confidential Information, compensation, termination and arbitration, and in order to protect the Company’s Confidential Information and to reduce the likelihood of irreparable damage which would occur in the event such information is provided to or used by a competitor of the Company, during the Employment Period and for an additional period of one year immediately following the Employment Period (the “Noncompetition Term”), Employee will not, directly or indirectly, either through any form of ownership or as a director, officer, principal, agent, employee, employer, adviser, consultant, shareholder, partner, or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person, firm, corporation, governmental or private entity, or any other entity of whatever kind, without the prior written consent of the Company (which consent may be withheld in its sole discretion), compete with the Company or its affiliates, in North and South America, Mexico, Western and Eastern Europe, the

Middle East, and the Far East including Japan, Malaysia, South Korea, China, Taiwan or Asia (“Noncompetition Territory”) in any business activity of the Company existing or contemplated as of, or conducted or contemplated by the Company prior to, the date of this Agreement, and/or during the Employment Period. Any such acts during the Noncompetition Term in the Non-competition Territory shall be considered breaches and violations of this Agreement. Additionally, during the Noncompetition Term, Employee shall not directly or indirectly request or advise any customer or supplier of the Company to withdraw, curtail or cancel its business activities with the Company.

If, during any period within the Noncompetition Term, Employee is not in compliance with the terms of this Section 11, the Company shall be entitled to, among other remedies, seek compliance by Employee with the terms of this Section 11 for an additional period equal to the period of such noncompliance. For purposes of this Agreement, the term “Noncompetition Term” shall also include this additional period. Employee hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 11 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Company, given the unique and worldwide nature of the Internet and electronic commerce.

This Section 11 shall survive the termination of Employee’s employment and can only be revoked or modified by a writing signed by the parties which specifically states an intent to revoke or modify this provision.

12.           NO INTERFERENCE WITH EMPLOYEES.    During the Noncompetition Term, without the consent of the Board of Directors, neither Employee nor any individual, partners, limited partnership, corporation or other entity or business with which Employee is in any way affiliated, including, without limitation, any partner, limited partner, director, officer, shareholder or employee of any such entity or business, will (i) request, induce or attempt to influence, directly or indirectly, any employee of the Company to terminate his employment with the Company or (ii) employ any person who as of the date hereof was, or after such date is or was, an employee of the Company.

13.           REFORMATION OF SECTIONS 11 AND 12.    The Company and Employee agree and stipulate that the agreements and covenants not to compete contained in Sections 11 and 12 hereof are fair and reasonable in light of all of the facts and circumstances of the relationship between Employee and the Company; however, Employee and the Company are aware that in certain circumstances courts have refused to enforce certain agreements not to compete. Therefore, in furtherance of, and not in derogation of the provisions of Sections 11 and 12, that in the event a court should decline to enforce the provisions of Sections 11 and/or 12, Sections 11 and/or 12, as applicable, shall be deemed to be modified or reformed to restrict Employee’s competition with the Company or its affiliates to the maximum extent, as to time, geography and business scope, which the court shall find enforceable; provided, however, in no event shall the provisions of Sections 11 and/or 12, as applicable, be deemed to be more restrictive to Employee than those contained herein.

14.           INJUNCTIVE RELIEF.    Employee acknowledges that breach of any of the agreements contained herein, including, without limitation, any of the noncompetition and confidentiality covenants specified in Sections 6 through 12, will give rise to irreparable injury to the Company, inadequately compensable in damages. Accordingly, notwithstanding Section 15 below, the Company shall be entitled, without the posting of any bond, to injunctive relief to prevent or cure breaches or threatened breaches of the provisions of this Agreement and to enforce specific performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other legal or equitable remedies which may be available. Employee further acknowledges and agrees that in the event of the termination of this Agreement, his experience and capabilities are such that he can obtain employment in business activities which are of a different or noncompeting nature with his activities as an employee of the Company; and that the enforcement of a remedy hereunder by way of injunction shall not prevent Employee from earning a reasonable livelihood. Employee further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content.

15.           MUTUAL AGREEMENT TO ARBITRATE .    COMPANY AND EMPLOYEE RECOGNIZE THAT DIFFERENCES MAY ARISE BETWEEN THEM. THROUGH THIS SECTION 15, BOTH PARTIES EXPECT TO GAIN THE BENEFITS OF A SPEEDY, ECONOMICAL, IMPARTIAL DISPUTE-RESOLUTION PROCEDURE. THEREFORE, THE PARTIES AGREE AS FOLLOWS:

a.              THIS SECTION 15 SHALL APPLY TO ALL DISPUTES OR CONTROVERSIES, WHETHER OR NOT ARISING OUT OF EMPLOYEE’S EMPLOYMENT (OR TERMINATION OF THAT EMPLOYMENT), THAT COMPANY MAY HAVE AGAINST EMPLOYEE, OR THAT EMPLOYEE MAY HAVE AGAINST COMPANY OR AGAINST (AS APPLICABLE) ITS PAST OR PRESENT OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, EMPLOYEES, ADVISORS OR AGENTS (COLLECTIVELY, “CLAIMS”), EXCEPT FOR INJUNCTIVE RELIEF TO BE PURSUED BY COMPANY PURSUANT TO SECTION (b) BELOW. THE CLAIMS INCLUDE, BUT ARE NOT LIMITED TO, CONTROVERSIES RELATING TO: COMPENSATION OR BENEFITS, BREACH OF ANY CONTRACT, TORTS, DISCRIMINATION UNDER STATE, FEDERAL OR LOCAL LAW, AND VIOLATION OF ANY FEDERAL, STATE, OR OTHER GOVERNMENTAL LAW, STATUTE, REGULATION, OR ORDINANCE. HOWEVER, THIS SECTION 15 SHALL NOT APPLY TO ANY CLAIM: (I) FOR WORKERS’ COMPENSATION OR

UNEMPLOYMENT BENEFITS; OR (II) BY COMPANY FOR INJUNCTIVE AND/OR OTHER EQUITABLE RELIEF FOR UNFAIR COMPETITION AND/OR THE USE AND/OR UNAUTHORIZED DISCLOSURE OF TRADE SECRETS OR CONFIDENTIAL INFORMATION, INCLUDING BUT NOT LIMITED TO, MATTERS DESCRIBED IN SECTIONS 6 AND 11 ABOVE. WITH RESPECT TO MATTERS REFERRED TO IN THE FOREGOING SUB-PARAGRAPH (II), COMPANY MAY SEEK AND OBTAIN INJUNCTIVE RELIEF IN COURT, AND THEN PROCEED WITH ARBITRATION UNDER THIS SECTION 15.

b.              EXCEPT AS SET FORTH IN THIS AGREEMENT, THE SOLE AND EXCLUSIVE METHOD TO RESOLVE ANY CLAIM IS ARBITRATION AS PROVIDED IN THIS SECTION 15 AND THE PARTIES EACH WAIVE THEIR RIGHT TO COMMENCE AN ACTION IN ANY COURT TO RESOLVE A CLAIM. EXCEPT WITH RESPECT TO INJUNCTIVE RELIEF SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT, NEITHER PARTY SHALL INITIATE OR PROSECUTE ANY LAWSUIT IN ANY WAY RELATED TO ANY CLAIM COVERED BY THIS SECTION 15.

c.              A CLAIM MUST BE PROCESSED IN THE MANNER SET FORTH BELOW.

(i)             WRITTEN NOTICE OF DESIRE TO ARBITRATE SHALL DESCRIBE THE FACTUAL BASIS OF ALL CLAIMS ASSERTED, AND SHALL BE SENT TO THE OTHER PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. WRITTEN NOTICE TO EMPLOYEE WILL BE MAILED TO EMPLOYEE’S ADDRESS AS IT APPEARS IN COMPANY’S RECORDS. WRITTEN NOTICE TO COMPANY, OR ITS OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, SHALL BE SENT TO THE COMPANY AT COMPANY’S PRINCIPAL EXECUTIVE OFFICE. IF WRITTEN NOTICE OF INTENTION TO ARBITRATE IS NOT GIVEN WITHIN THE APPLICABLE TIME PERIOD, THE PARTY WHO FAILED TO GIVE NOTICE WILL BE DEEMED TO HAVE WAIVED THE RIGHT TO FURTHER CONTEST THE MATTER, AND WILL BE DEEMED TO HAVE ACCEPTED THE OTHER PARTY’S LAST STATED POSITION ON THE CLAIM.

(ii)            THE ARBITRATION SHALL BE CONDUCTED IN ACCORDANCE WITH THE THEN-CURRENT MODEL EMPLOYMENT ARBITRATION PROCEDURES OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) BEFORE A SINGLE ARBITRATOR. THE ARBITRATION

SHALL TAKE PLACE IN OR NEAR THE CITY IN WHICH EMPLOYEE IS OR WAS LAST WORKING WITH COMPANY.

(A)           THE ARBITRATOR SHALL BE SELECTED IN THE FOLLOWING MANNER. THE AAA SHALL GIVE EACH PARTY A LIST OF AT LEAST SIX ARBITRATORS DRAWN FROM ITS PANEL OF LABOR AND EMPLOYMENT ARBITRATORS. EACH SIDE MAY STRIKE ALL NAMES ON THE LIST IT DEEMS UNACCEPTABLE. IF ONLY ONE COMMON NAME REMAINS ON THE LISTS OF ALL PARTIES, THAT INDIVIDUAL SHALL BE THE ARBITRATOR. IF MORE THAN ONE COMMON NAME REMAINS ON THE LISTS OF ALL PARTIES, THE PARTIES SHALL STRIKE NAMES ALTERNATELY UNTIL ONLY ONE REMAINS. IF NO COMMON NAME REMAINS ON THE LISTS OF ALL PARTIES, THE AAA SHALL FURNISH ONE ADDITIONAL LIST, AND THE ABOVE PROCEDURE WILL BE UTILIZED. IF NO ARBITRATOR IS DESIGNATED FROM THE SECOND LIST, THE PROCEDURE OF THE AAA RULES WILL BE UTILIZED TO SELECT THE ARBITRATOR. IN NO EVENT WILL THE ARBITRATOR BE THEN AFFILIATED IN ANY MANNER WITH A COMPETITOR OF THE COMPANY.

(B)            ANY PARTY MAY BE REPRESENTED BY AN ATTORNEY OR OTHER REPRESENTATIVE SELECTED BY THE PARTY.

(C)            EACH PARTY SHALL HAVE THE RIGHT TO TAKE DEPOSITIONS OF INDIVIDUALS AND ANY EXPERT WITNESSES DESIGNATED BY ANOTHER PARTY. EACH PARTY ALSO SHALL HAVE THE RIGHT TO MAKE REQUESTS FOR PRODUCTION OF DOCUMENTS TO ANY PARTY. ADDITIONAL DISCOVERY MAY BE HAD ONLY WHERE THE ARBITRATOR SO ORDERS, UPON A SHOWING OF SUBSTANTIAL NEED. ALL ISSUES RELATED TO DISCOVERY WILL BE RESOLVED BY THE ARBITRATOR.

(D)           AT LEAST 14 DAYS BEFORE THE ARBITRATION, THE PARTIES MUST EXCHANGE LISTS OF WITNESSES, INCLUDING ANY EXPERT,

AND COPIES OF ALL EXHIBITS INTENDED TO BE USED AT THE ARBITRATION.

(iii)           THE ARBITRATOR WILL HAVE NO AUTHORITY TO:  ADOPT NEW COMPANY POLICIES OR PROCEDURES, MODIFY THIS SECTION 15 OR EXISTING COMPANY POLICIES, PROCEDURES, WAGES OR BENEFITS, OR IN THE ABSENCE OF A WRITTEN WAIVER PURSUANT TO PARAGRAPH (ix) BELOW, HEAR OR DECIDE ANY MATTER THAT WAS NOT PROCESSED IN ACCORDANCE WITH THIS SECTION 15. THE ARBITRATOR SHALL HAVE EXCLUSIVE AUTHORITY TO RESOLVE ANY CLAIM, INCLUDING, BUT NOT LIMITED TO, A DISPUTE RELATING TO THE INTERPRETATION, APPLICABILITY, ENFORCEABILITY OR FORMATION OF THIS SECTION 15, OR ANY CONTENTION THAT ALL OR ANY PART OF THIS SECTION 15 IS VOID OR VOIDABLE. THE ARBITRATOR WILL HAVE THE AUTHORITY TO AWARD ANY FORM OF REMEDY OR DAMAGES THAT WOULD BE AVAILABLE IN A COURT.

(iv)           COMPANY SHALL PAY REASONABLE AND NECESSARY FEES OF THE AAA AND THE ARBITRATOR. THE PARTIES WILL PAY THEIR OWN ATTORNEYS’ FEES AND EXPENSES ASSOCIATED WITH THE ARBITRATION.

(v)            EITHER PARTY, IN ITS SOLE DISCRETION, MAY, IN WRITING, WAIVE, IN WHOLE OR IN PART, THE OTHER’S FAILURE TO FOLLOW ANY TIME LIMIT OR OTHER REQUIREMENT SET FORTH IN THIS SECTION 15.

(vi)           TO THE EXTENT PERMITTED BY LAW, EMPLOYEE AGREES NOT TO INITIATE OR PROSECUTE AGAINST COMPANY ANY ADMINISTRATIVE ACTION (OTHER THAN AN ADMINISTRATIVE CHARGE OF DISCRIMINATION) IN ANY WAY RELATED TO ANY CLAIM COVERED BY THIS SECTION 15.

(vii)          THE ARBITRATION WILL BE CONDUCTED IN PRIVATE, AND WILL NOT BE OPEN TO THE PUBLIC OR THE MEDIA. THE TESTIMONY AND OTHER EVIDENCE PRESENTED, AND THE RESULTS OF THE ARBITRATION, UNLESS OTHERWISE AGREED TO BY BOTH PARTIES, ARE CONFIDENTIAL AND MAY NOT BE MADE PUBLIC OR REPORTED BY ANY NEWS AGENCY OR LEGAL PUBLISHER OR SERVICE.

(viii)         THE ARBITRATOR SHALL RENDER A WRITTEN DECISION AND AWARD (THE “AWARD”), WHICH SHALL SET FORTH THE FACTS AND REASONS THAT SUPPORT THE AWARD. THE AWARD SHALL BE FINAL AND BINDING ON COMPANY AND EMPLOYEE AND SHALL BE ENTERED IN A COURT OF COMPETENT JURISDICTION.

16.           SEVERABILITY AND REFORMATION. Subject to the reformation provision in Section 13, if any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Employee or the Company under this Agreement would not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Employee hereby request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 16.

17.           HEADINGS, GENDER, ETC. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words shall refer to this entire Agreement.

18.           GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY PRINCIPLE OF CONFLICT OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

19.           SURVIVAL. Employee’s termination from employment, for whatever reason, shall not reduce or terminate Employee’s or the Company’s covenants and agreements set forth herein.

20.           NOTICES. Any notice necessary under this Agreement shall be in writing and shall be considered delivered three days after mailing if sent certified mail, return receipt requested, or when received, if sent by telecopy, prepaid courier, express mail or personal delivery to the following addresses:

If to the Company:	Heelys, Inc.
3200 Belmeade Dr., Suite 100
Carrollton, Texas 75006
Telecopy: (214) 390-1661
Attention: Chairman of the Board

If to the Employee:	Michael G. Staffaroni
3200 Belmeade Dr.,- Suite 100
Carrollton, Texas 75006
Telecopy: 214-390-1661

21.           ATTORNEYS’ FEES.     The prevailing party in any legal proceedings brought by or against the other party to enforce any provision of this Agreement shall be entitled to recover against the non-prevailing party the reasonable attorneys’ fees, court costs, arbitration fees and other expenses incurred by the prevailing party. This Section shall not apply to arbitration, which is governed by Section 15(c)(viii).

22.           ENTIRE AGREEMENT.     This Agreement, including the Recitals and introductions and all Exhibits referred to, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter. Employee acknowledges and agrees that there is no oral or other agreement between the Company and Employee relating to the employment relationship which has not been incorporated in this Agreement.

23.           NO WAIVER.     The forebearance or failure of one of the parties hereto to insist upon strict compliance by the other with any provisions of this Agreement, whether continuing or not, shall not be construed as a waiver of any rights or privileges hereunder. No waiver of any right or privilege of a party arising from any default or failure hereunder of performance by the other shall affect such party’s rights or privileges in the event of a further default or failure of performance.

24.           ASSIGNMENT.     This Agreement may not be assigned by the Company without the Employee’s approval, but no approval shall be required for the Company to assign this Agreement to any affiliate or successor in interest to the Company’s business or in connection with a Change of Control. This Agreement may not be assigned by Employee. Any assignment made by either party in contravention of this Section shall be null and void for all purposes.

25.           BINDING EFFECT.     This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.

26.           MODIFICATION.     This Agreement may be modified only by a written agreement signed by both parties. Any such written modification must be authorized by the Board of Directors of the Company.

27.           COUNTERPARTS.     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all of which together shall constitute one and the same Agreement.

28.           CODE §409A COMPLIANCE .    It is the intention of the Company and Employee that this Agreement not result in unfavorable tax consequences to Employee under Code §409A.  The Company and Employee acknowledge that only limited guidance has been issued by the Internal Revenue Service with respect to the application of Code §409A to certain arrangements, such as this Agreement. It is expected by the Company and Employee that the Internal Revenue Service will provide further guidance regarding the interpretation and application of Code §409A in connection with finalizing its current proposed regulations. The Company and Employee acknowledge further that the full effect of Code §409A on potential payments pursuant to this Agreement cannot be determined at the time that the Company and Employee are entering into this Agreement. The Company and Employee agree to work together in good faith in an effort to comply with Code §409A including, if necessary, amending the Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that neither party shall be required to assume an economic burden beyond what is already required by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

HEELING SPORTS LIMITED			EMPLOYEE

By:	HEELING MANAGEMENT CORP. ,		/s/ Michael G. Staffaroni
	its sole general partner		Michael G. Staffaroni

	By:	/s/ Patrick F. Hamner
Patrick F. Hamner
Chairman of the Board

Exhibit 1

Salary and Benefits

Reference Section 4, part a.

1.                Salary to be $19,833.33 per month - $238,200 per year.

2.                Bonus Plan:    An Annual Bonus amount as determined by the Company’s Compensation Committee and for purposes of such Bonus Plan, Employee’s “Target” amount is 50% of Employee’s then current base salary.

Reference Section 4, part b.

1.                Employee to receive four weeks paid vacation each calendar year.

2.                Employee to receive life, medical and dental insurance through the plan adopted by the Company for its full time employees.

3.                Employee shall be entitled to participate in a 401(k) plan adopted by the Company for its full time employees, including any matching arrangements in effect from time to time.